EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of GATX Financial Corporation

      We have audited the accompanying consolidated balance sheets of GATX Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholder’s equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GATX Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 2 to the financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets, and in 2001 the Company changed its method of accounting for derivatives.

ERNST & YOUNG LLP

Chicago, Illinois

January 29, 2004,
     except for Note 20, as to which
     the date is September 17, 2004

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31

	2003	2002	2001

	In millions
Gross Income
Lease income	$769.3	$741.8	$761.3
Marine operating revenue	85.0	79.7	77.7
Interest income	41.4	54.7	70.2
Asset remarketing income	37.9	33.7	76.0
Gain on sale of securities	7.3	3.9	38.7
Fees	17.3	16.5	18.5
Other	107.2	76.1	72.3

Revenues	1,065.4	1,006.4	1,114.7
Gain on extinguishment of debt	1.4	2.2	—
Share of affiliates’ earnings	66.8	46.1	30.5

Total Gross Income	1,133.6	1,054.7	1,145.2
Ownership Costs
Depreciation and amortization	184.7	160.5	156.3
Interest, net	153.8	168.3	194.0
Operating lease expense	191.6	185.8	184.2

Total Ownership Costs	530.1	514.6	534.5
Other Costs and Expenses
Maintenance expense	168.1	151.7	137.5
Marine operating expenses	68.9	60.7	59.7
Other operating expenses	43.4	40.8	63.6
Selling, general and administrative	141.9	142.8	176.8
Provision for possible losses	4.7	7.8	83.8
Asset impairment charges	32.4	29.2	83.1
Reversal for litigation charges	—	—	(13.1)
Reduction in workforce charges	—	16.9	10.7
Fair value adjustments for derivatives	4.1	3.5	.5

Total Other Costs and Expenses	463.5	453.4	602.6
Income from Continuing Operations before Income Taxes and Cumulative Effect of Accounting Change	140.0	86.7	8.1
Income Tax Provision (Benefit)	43.5	26.4	(5.2)

Income from Continuing Operations before Cumulative Effect of Accounting Change	96.5	60.3	13.3
Discontinued Operations
Operating results, net of taxes	15.2	4.7	32.8
Gain on sale of portion of segment, net of taxes	—	6.2	173.9

Total Discontinued Operations	15.2	10.9	206.7

Income before Cumulative Effect of Accounting Change	111.7	71.2	220.0
Cumulative Effect of Accounting Change	—	(34.9)	—

Net Income	$111.7	$36.3	$220.0

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	December 31

	2003	2002

	In millions
Assets
Cash and Cash Equivalents	$211.1	$230.7
Restricted Cash	60.9	140.9
Receivables
Rent and other receivables	86.4	75.6
Finance leases	289.2	370.3
Loans	183.5	427.1
Less: allowance for possible losses	(40.6)	(61.7)

	518.5	811.3
Operating Lease Assets, Facilities and Other
Railcars and service facilities	3,276.6	2,979.3
Operating lease investments and other	1,804.2	1,609.8
Less: allowance for depreciation	(1,821.5)	(1,621.3)

	3,259.3	2,967.8
Progress payments for aircraft and other equipment	53.6	140.9

	3,312.9	3,108.7
Due from GATX Corporation	340.6	422.5
Investments in Affiliated Companies	847.6	835.7
Recoverable Income Taxes	47.3	86.1
Goodwill, Net	87.2	54.9
Other Investments	101.6	95.6
Other Assets	182.3	234.9
Assets of Discontinued Operations	560.1	642.4

	$6,270.1	$6,663.7

Liabilities and Shareholder’s Equity
Accounts Payable and Accrued Expenses	$326.5	$374.9
Debt
Short-term	15.9	13.7
Long-term:
Recourse	2,877.6	3,229.9
Nonrecourse	99.3	222.7
Capital lease obligations	122.4	143.7

	3,115.2	3,610.0
Deferred Income Taxes	614.7	558.2
Other Liabilities	258.5	247.0
Liabilities of Discontinued Operations	346.3	371.9

Total Liabilities	4,661.2	5,162.0
Shareholder’s Equity
Preferred stock	125.0	125.0
Common stock	1.0	1.0
Additional capital	521.6	521.6
Reinvested earnings	988.8	933.0
Accumulated other comprehensive loss	(27.5)	(78.9)

Total Shareholder’s Equity	1,608.9	1,501.7

	$6,270.1	$6,663.7

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2003	2002	2001

	In millions
Operating Activities
Net income, including discontinued operations	$111.7	$36.3	$220.0
Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
Realized gains on remarketing of leased equipment	(42.0)	(40.8)	(79.9)
Gain on sales of securities	(7.3)	(3.9)	(38.7)
Gain on sale of segment	—	(6.2)	(173.9)
Depreciation and amortization	318.1	364.9	413.6
Provision for possible losses	3.0	36.6	98.4
Asset impairment charges	36.4	43.2	85.2
Deferred income taxes	77.4	118.8	(55.3)
Gain on extinguishment of debt	(2.1)	(18.0)	—
Share of affiliated earnings, net of dividends	(49.0)	(13.1)	(22.5)
Cumulative effect of accounting change	—	34.9	—
Decrease in litigation accrual	—	—	(154.1)
Decrease (increase) in recoverable income taxes	36.4	(64.4)	(4.9)
(Increase) decrease in prepaid pension	(3.9)	(27.0)	.6
(Decrease) increase in reduction in workforce accrual	(16.5)	11.0	8.7
Other, including working capital	(21.6)	(22.3)	(41.8)

Net cash provided by operating activities	440.6	450.0	255.4
Investing Activities
Additions to equipment on lease, net of nonrecourse financing for leveraged leases, operating lease assets and facilities	(642.2)	(893.2)	(840.7)
Loans extended	(49.5)	(128.7)	(305.5)
Investments in affiliated companies	(100.8)	(93.3)	(246.5)
Progress payments	(32.2)	(104.2)	(300.1)
Investments in available-for-sale securities	(23.7)	—	—
Other investments	(26.6)	(52.4)	(98.2)

Portfolio investments and capital additions	(875.0)	(1,271.8)	(1,791.0)
Portfolio proceeds	759.5	882.8	1,026.2
Proceeds from other asset sales	23.0	110.8	199.7
Proceeds from sale of portion of segment (net of taxes paid of $281.9 in 2001)	—	3.2	896.0
Net increase in restricted cash	(28.4)	(6.5)	(118.8)
Effect of exchange rate changes on restricted cash	17.7	9.9	—

Net cash used in investing activities	(103.2)	(271.6)	212.1
Financing Activities
Net proceeds from issuance of long-term debt	715.7	1,262.8	788.9
Repayment of long-term debt	(1,077.3)	(1,206.5)	(1,021.1)
Net decrease in short-term debt	(.7)	(274.4)	(239.2)
Net decrease in capital lease obligations	(21.3)	(22.2)	(1.1)
Equity contribution from GATX Corporation	—	45.0	50.0
Net decrease in amount due from GATX Corporation	81.9	17.9	92.0
Cash dividends paid to GATX Corporation	(55.9)	(17.9)	(72.6)

Net cash used in financing activities	(357.6)	(195.3)	(403.1)
Effect of Exchange Rates on Cash and Cash Equivalents	.6	13.7	(.3)

Net (Decrease) Increase in Cash and Cash Equivalents	$(19.6)	$(3.2)	$64.1

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

					Accumulated
					Other
	Preferred	Common	Additional	Reinvested	Comprehensive
	Stock	Stock	Capital	Earnings	Income (Loss)	Total

	In millions
Balance at December 31, 2000	$125.0	$1.0	$426.6	$767.2	$(34.4)	$1,285.4
Comprehensive income:
Net income				220.0		220.0
Foreign currency translation gain					5.6	5.6
Unrealized loss on securities, net					(24.5)	(24.5)
Unrealized loss on derivative instruments					(15.8)	(15.8)

Comprehensive income						185.3
Equity infusion			50.0			50.0
Dividends declared				(72.6)		(72.6)

Balance at December 31, 2001	$125.0	$1.0	$476.6	$914.6	$(69.1)	$1,448.1
Comprehensive income:
Net income				36.3		36.3
Foreign currency translation loss					(5.3)	(5.3)
Unrealized loss on securities, net					(2.1)	(2.1)
Unrealized loss on derivative instruments					(2.4)	(2.4)

Comprehensive income						26.5
Equity infusion			45.0			45.0
Dividends declared				(17.9)		(17.9)

Balance at December 31, 2002	$125.0	$1.0	$521.6	$933.0	$(78.9)	$1,501.7
Comprehensive income:
Net income				111.7		111.7
Foreign currency translation gain					75.4	75.4
Unrealized gain on securities, net					.3	.3
Unrealized loss on derivative instruments					(24.3)	(24.3)

Comprehensive income						163.1
Dividends declared				(55.9)		(55.9)

Balance at December 31, 2003	$125.0	$1.0	$521.6	$988.8	$(27.5)	$1,608.9

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31

	2003	2002	2001

	In millions
Net income	$111.7	$36.3	$220.0
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	75.4	(5.3)	5.6
Unrealized gain (loss) on securities, net of reclassification adjustments	.3	(2.1)	(24.5)
Unrealized loss on derivative instruments	(24.3)	(2.4)	(15.8)

Other comprehensive income (loss)	51.4	(9.8)	(34.7)

Comprehensive Income	$163.1	$26.5	$185.3

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.     Description of Business

      GATX Financial Corporation (GFC or the Company) is a wholly owned subsidiary of GATX Corporation (GATX or the Parent Company). GFC is headquartered in Chicago, Illinois and provides its services primarily through three operating segments: GATX Rail (Rail), GATX Air (Air) and GATX Specialty Finance (Specialty). Through these businesses, GFC combines asset knowledge and services, structuring expertise, partnering and capital to provide business solutions to customers and partners worldwide. GFC specializes in railcar and locomotive leasing, aircraft operating leasing and financing other large ticket equipment.

      GFC invests in companies and joint ventures that complement its existing business activities. GFC partners with financial institutions and operating companies to improve scale in certain markets, broaden diversification within an asset class, and enter new markets.

      On June 30, 2004, GFC sold the majority of the assets and related nonrecourse debt of GATX Technology Services (Technology). Technology was previously reported as a separate segment. As a result, the Technology segment operations sold are classified as discontinued operations in all periods presented. The assets and liabilities not held for sale are classified as ‘Other’ for segment reporting purposes. See Note 20 for further information related to discontinued operations.

      See Note 23 for a full description of GFC’s operating segments.

Note 2.     Significant Accounting Policies

      Consolidation — The consolidated financial statements include the accounts of GFC and its majority-owned subsidiaries. Investments in 20 to 50 percent-owned companies and joint ventures are accounted for under the equity method and are shown as investments in affiliated companies, with pre-tax operating results shown as share of affiliates’ earnings. Certain investments in joint ventures that exceed 50% ownership are not consolidated and are also accounted for using the equity method when GFC does not have effective or voting control of these legal entities. The consolidated financial statements reflect the GATX Terminals segment (Terminals) as discontinued operations for all periods presented.

      Cash Equivalents — GFC considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

      Restricted cash — Restricted cash of $60.9 million as of December 31, 2003 is comprised of cash and cash equivalents which are restricted as to withdrawal and usage. GFC’s restricted cash primarily relates to amounts maintained as required by contract for three bankruptcy remote, special-purpose corporations that are wholly-owned by GFC.

      Operating Lease Assets and facilities — Operating lease assets and facilities are stated principally at cost. Assets acquired under capital leases are included in operating lease assets and the related obligations are recorded as liabilities. Provisions for depreciation include the amortization of capital leases. Operating lease assets and facilities listed below are depreciated over their respective estimated useful life to an estimated residual value using the straight-line method. Technology equipment, machinery and related equipment are generally depreciated over the term of the lease contract, which is approximately three to five years, to an estimated residual value. The estimated useful lives of depreciable new assets are as follows:

Railcars	30-38 years
Locomotives	28-30 years
Aircraft	25 years
Buildings	40-50 years
Leasehold improvements	5-40 years
Marine vessels	40-50 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Operating lease assets and facilities by segment are as follows (in millions):

	December 31

	2003	2002

Rail	$3,276.6	$2,979.3
Air	1,501.0	1,265.1
Specialty	71.4	127.8
Other	231.8	216.9

	5,080.8	4,589.1

Less: Allowance for Depreciation	(1,821.5)	(1,621.3)

	$3,259.3	$2,967.8

      Progress Payments for Aircraft and Other Equipment — GFC classifies amounts deposited toward the construction of wholly-owned aircraft and other equipment, including capitalized interest, as progress payments. Once GFC takes possession of the completed asset, amounts recorded as progress payments are reclassified to operating lease assets. Progress payments made for aircraft owned by joint ventures in which GFC participates are classified as investments in affiliated companies.

      Investments in Affiliated Companies — GFC has investments in 20 to 50 percent-owned companies and joint ventures and other investments in which GFC does not have effective or voting control. These investments are accounted for using the equity method. The investments in affiliated companies are initially recorded at cost, including goodwill at acquisition date, and are subsequently adjusted for GFC’s share of affiliates’ undistributed earnings. Distributions, which reflect both dividends and the return of principal, reduce the carrying amount of the investment. Certain investments in joint ventures that exceed 50% ownership are not consolidated and are also accounted for using the equity method as GFC does not have effective or voting control of these legal entities and is not the primary beneficiary of the venture’s activities.

      Inventory — GFC has inventory that consists of railcar repair components, vessel spare parts and fuel related to its marine operations. All inventory balances are stated at lower of cost or market. Railcar repair components are valued using the average cost method. Vessel spare parts inventory and vessel fuel inventory are valued using the first in first out method. Inventory is included in other assets on the balance sheet and was $25.6 million and $20.0 million at December 31, 2003 and 2002, respectively.

      Goodwill — Effective January 1, 2002, GFC adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill. Under these new rules, goodwill is no longer amortized, but rather subject to an annual impairment test in accordance with SFAS 142. GFC completed its annual review of all recorded goodwill. Fair values were estimated using discounted cash flows. Prior to January 1, 2002, the Company amortized goodwill over an estimated useful life of 10 to 40 years using the straight-line method.

      Long-Lived Assets — Effective January 1, 2002, GFC adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Although the new rules maintain many of the fundamental recognition and measurement provisions of SFAS No. 121, they modify the criteria required to classify an asset as held-for-sale. The adoption of this statement did not have a material impact on the Company’s consolidated financial position or results of operations.

      A review for impairment of long-lived assets, such as operating lease assets and facilities, is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In 2003, asset impairment charges of $32.4 million include $10.2 million of impairment charges at Air related to two commercial aircraft, which were largely offset by the reversal of related maintenance reserves. Additional impairment charges include $16.2 million at Specialty primarily related to the impairment of an equity investment and a Gulfstream aircraft and other impairment charges of $6.0 million that relate to marine operating assets.

      Allowance for Possible Losses — The purpose of the allowance is to provide an estimate of credit losses with respect to reservable assets inherent in the investment portfolio. Reservable assets include gross receivables, loans and finance leases. GFC’s estimate of the amount of loss incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GFC participates, in addition to specific losses for known troubled accounts. GFC charges off amounts that management considers unrecoverable from obligors or the disposition of collateral. GFC assesses the recoverability of investments by considering several factors, including customer payment history and financial position. The allowance for possible losses is periodically reviewed for adequacy considering changes in economic conditions, collateral values, credit quality indicators and customer-specific circumstances. GFC believes that the allowance is adequate to cover losses inherent in the portfolio as of December 31, 2003. Because the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.

      Income Taxes — United States (U.S.) income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GFC intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $216.8 million at December 31, 2003.

      Other Liabilities — Other liabilities include the accrual for post-retirement benefits other than pensions; environmental, general liability, litigation and workers’ compensation reserves; and other deferred credits.

      Derivatives — Effective January 1, 2001, GFC adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of FASB Statement No. 133.

      The adoption of SFAS No. 133, as amended, in the first quarter of 2001, resulted in $1.1 million being recognized as expense in the consolidated statement of income and $4.7 million of unrealized gain in other comprehensive income (loss). SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. GFC records the fair value of all derivatives as either other assets, or other liabilities, with the offset to other comprehensive loss, or long-term recourse debt in the balance sheet. At December 31, 2003, GFC had not discontinued any hedges because it was probable that the original forecasted transaction would not occur.

      Instruments that meet established accounting criteria are formally designated as qualifying hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in the fair value of underlying exposure both at inception of the hedging relationship and on an ongoing basis. The change in fair value of the ineffective portion of all hedges is immediately recognized in earnings. For the years ended December 31, 2003, 2002 and 2001, losses of $3.1 million, $1.5 million and $.7 million, respectively, were recognized in earnings for hedge ineffectiveness. Derivatives that are not designated as qualifying hedges are adjusted to fair value through earnings immediately. For the years ended December 31, 2003, 2002 and 2001, a loss of $3.8 million, a loss of $.6 million, and income of $.2 million respectively, were recognized in earnings for derivatives not qualifying as hedges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      GFC uses interest rate and currency swap agreements, Treasury derivatives, and forward sale agreements, as hedges to manage its exposure to interest rate and currency exchange rate risk on existing and anticipated transactions.

Fair Value Hedges

      For qualifying derivatives designated as fair value hedges, changes in both the derivative and the hedged item attributable to the risk being hedged are recognized in earnings.

Cash Flow Hedges

      For qualifying derivatives designated as cash flow hedges, the effective portion of the derivative’s gain or loss is recorded as part of other comprehensive loss in shareholders’ equity and subsequently recognized in the income statement when the hedged forecasted transaction affects earnings. Gains and losses resulting from the early termination of derivatives designated as cash flow hedges are included in other comprehensive loss and recognized in income when the original hedged transaction affects earnings.

      Environmental Liabilities — Expenditures that relate to current or future operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to environmental reserves. Reserves are recorded in accordance with accounting guidelines to cover work at identified sites when GFC’s liability for environmental cleanup is both probable and a reasonable estimate of associated costs can be made; adjustments to initial estimates are recorded as required.

      Revenue Recognition — Gross income includes rents on operating leases, accretion of income on finance leases, interest on loans, marine operating revenue, fees, asset remarketing gains (losses), gains (losses) on the sale of the portfolio investments and equity securities and share of affiliates’ earnings. Operating lease income is recognized on a straight-line basis over the term of the underlying leases. Finance lease income is recognized on the basis of the interest method, which produces a constant yield over the term of the lease. Marine operating revenue is recognized as shipping services are performed and revenue is allocated among reporting periods based on the relative transit time in each reporting period for shipments in process at any month end. Asset remarketing income includes gains from the sale of assets from GFC’s portfolio as well as residual sharing fees from the sale of managed assets. Asset remarketing income is recognized upon completion of the sale of assets. Fee income, including management fees received from joint ventures, is recognized as services are performed, which may be over the period of a management contract or as contractual obligations are met.

      Lease and Loan Origination Costs — Initial direct costs of leases are deferred and amortized over the lease term, either as an adjustment to the yield for direct finance and leveraged leases (collectively, finance leases), or on a straight-line basis for operating leases. Loan origination fees and related direct loan origination costs for a given loan are offset, and the net amount is deferred and amortized over the term of the loan as an adjustment to interest income.

      Residual Values — GFC has investments in the residual values of its leasing portfolio. The residual values represent the estimate of the values of the assets at the end of the lease contracts. GFC initially records these based on appraisals and estimates. Realization of the residual values is dependent on GFC’s future ability to market the assets under existing market conditions. GFC reviews residual values periodically to determine that recorded amounts are appropriate. For finance lease investments, GFC reviews the estimated residual values of leased equipment at least annually, and any other-than-temporary declines in value are immediately charged to income. For operating lease assets, GFC reviews the estimated salvage values of leased equipment at least annually, and declines in estimated residual values are recorded as adjustments to depreciation expense over the remaining useful life of the asset to the extent the net book value is not otherwise impaired. In addition to a periodic review, if events or changes in circumstances trigger a review of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operating lease assets for impairment, any such impairment is immediately charged to income as an impairment loss.

      Investments in Equity Securities — GFC’s venture portfolio includes stock warrants received from investee companies and common stock resulting from exercising the warrants. Under the provisions of SFAS No. 133, as amended, the warrants are accounted for as derivatives, with prospective changes in fair value recorded in current earnings. All other investments are classified as available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The securities are carried at fair value and unrealized gains and losses arising from marking securities to fair value are included on a net-of-tax basis as a separate component of accumulated other comprehensive loss.

      Foreign Currency Translation — The assets and liabilities of GFC’s operations located outside the U.S. are translated at exchange rates in effect at year end, and income statements and the statements of cash flows are translated at the average exchange rates for the year. Adjustments resulting from the translation of foreign currency financial statements are deferred and recorded as a separate component of accumulated other comprehensive loss in the shareholder’s equity section of the balance sheet.

      Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. The Company regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances. Actual amounts when ultimately realized could differ from those estimates.

      Reclassification — Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform to the 2003 presentation.

      New Accounting Pronouncements — In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, which addresses consolidation by business enterprises of variable interest entities (VIEs) in which it is the primary beneficiary. FIN 46 applied immediately to VIEs created or acquired after January 31, 2003. No VIEs were created or obtained by GFC during 2003. For other VIEs, FIN 46 initially applied in the first fiscal quarter or interim period beginning after June 15, 2003. In October 2003, the FASB deferred the effective date of FIN 46 to interim periods ending after December 15, 2003 in order to address a number of interpretation and implementation issues. In December 2003, the FASB reissued FIN 46 (Revised Interpretations) with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of VIEs is required for periods ending after March 15, 2004, unless previously applied. GFC did not have an interest in any SPEs subject to the December 31, 2003 implementation date. The Company is in the process of completing an assessment of the impact of FIN 46 for all other types of entities. Based on this review to date, the Company believes certain of its investments will be considered VIEs pursuant to the guidance provided in FIN 46. However, GFC is not a primary beneficiary with respect to any of the VIEs and does not expect to consolidate or otherwise adjust recorded amounts for assets, liabilities, income or expense. GFC’s maximum exposure to loss with respect to these VIEs is approximately $311.4 million, of which $277.7 million was the aggregate carrying value of these investments recorded on the balance sheet at December 31, 2003.

      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging activities. This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is in effect for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. In addition, all provisions of this new statement should be applied prospectively. The provisions of this statement that relate to SFAS 133 implementation issues that have been effective for fiscal periods beginning prior to June 15, 2003 should continue to be applied in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accordance with their respective effective dates. The adoption of this statement does not have a material impact on the Company’s consolidated financial statements.

      In December 2003, the FASB issued SFAS No. 132 (Revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits. The provisions of FASB No. 132 (Revised 2003) does not change the measurement and recognition provisions of SFAS No. 87, Employers’ Accounting for Pensions, No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 132 (Revised 2003) replaces SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The requirements of SFAS 132 (Revised 2003) have been incorporated into the notes to the financial statements included herein.

Note 3.     Acquisitions

      The Company completed acquisitions of $56.8 million in 2002 and $95.8 million in 2001 for cash and other consideration. The results of operations of these acquisitions have been included in the consolidated statements of income since their respective dates of acquisition. Neither of these acquisitions were material to the Company’s consolidated financial statements.

      In December 2002, Rail acquired the remaining 50.5% interest in KVG Kesselwagen Vermietgesellschaft mbH and KVG Kesselwagen Vermietgesellschaft m.b.h. (collectively KVG), a leading European railcar lessor for $56.8 million and assumed $56.0 million of debt. $22.5 million of the purchase price was funded in 2003. Prior to the transaction, which resulted in 100% ownership, Rail held a 49.5% interest in KVG. At date of acquisition, KVG added approximately 9,000 tank and specialized railcars to Rail’s wholly-owned worldwide fleet.

      In March 2001, Rail purchased Dyrekcja Eksploatacji Cystern Sp. z.o.o (DEC), Poland’s national tank car fleet and fuel distribution company, for $95.8 million. DEC’s assets included 11,000 tank cars at the acquisition date and a railcar maintenance network.

Note 4.     Accounting for Leases

      The following information pertains to GFC as a lessor:

      Finance Leases — GFC’s finance leases are comprised of direct financing leases and leveraged leases. Investment in direct finance leases consists of lease receivables, plus the estimated residual value of the equipment at the lease termination dates, less unearned income. Lease receivables represent the total rent to be received over the term of the lease reduced by rent already collected. Initial unearned income is the amount by which the original sum of the lease receivable and the estimated residual value exceeds the original cost of the leased equipment. Unearned income is amortized to lease income over the lease term in a manner that produces a constant rate of return on the net investment in the lease.

      Finance leases that are financed principally with nonrecourse borrowings at lease inception and that meet certain criteria are accounted for as leveraged leases. Leveraged lease receivables are stated net of the related nonrecourse debt. Initial unearned income represents the excess of anticipated cash flows (including estimated residual values, net of the related debt service) over the original investment in the lease.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the investment in finance leases were (in millions):

	December 31

	2003	2002

Net minimum future lease receivables	$336.1	$400.8
Estimated residual values	142.3	189.6

	478.4	590.4
Less: unearned income	(189.2)	(220.1)

Investment in finance leases	$289.2	$370.3

      Operating Leases — The majority of railcar assets, air assets and certain other equipment leases included in operating lease assets are accounted for as operating leases. Rental income from operating leases is generally reported on a straight-line basis over the term of the lease.

      Rental income on certain leases is based on equipment usage. Usage rents for the years ended December 31, 2003, 2002 and 2001 were $33.4 million, $7.1 million, and $3.3 million, respectively.

      Minimum Future Receipts — Minimum future lease receipts from finance leases, net of debt payments for leveraged leases, and minimum future rental receipts from noncancelable operating leases by year at December 31, 2003 were (in millions):

	Finance	Operating
	Leases	Leases	Total

2004	$43.3	$627.0	$670.3
2005	35.8	463.7	499.5
2006	26.1	334.1	360.2
2007	20.6	246.6	267.2
2008	20.3	169.7	190.0
Years thereafter	190.0	318.3	508.3

	$336.1	$2,159.4	$2,495.5

      The following information pertains to GFC as a lessee:

      Capital Leases — Assets that have been leased to customers under operating lease assets and finance leases and were financed under capital leases were (in millions):

	December 31

	2003	2002

Railcars	$155.6	$160.8
Marine vessels	134.0	147.7
Aircraft	15.7	15.3

	305.3	323.8
Less: allowance for depreciation	(210.6)	(214.2)

	94.7	109.6
Finance leases	9.4	8.7

	$104.1	$118.3

      Depreciation of capital lease assets is classified as depreciation and amortization in the statements of income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Operating Leases — GFC has financed railcars, aircraft, and other assets through sale-leasebacks that are accounted for as operating leases. GFC has provided a guarantee for a portion of the residual value related to two operating leases. Operating lease expense for the years ended December 31, 2003, 2002, and 2001 was $191.6 million, $185.8 million, and $184.2 million, respectively. Certain operating leases provide options for GFC to renew the leases or purchase the assets at the end of the lease term. The specific terms of the renewal and purchase options vary.

      Future Minimum Rental Payments — Future minimum rental payments due under noncancelable leases at December 31, 2003 were (in millions):

		Recourse	Nonrecourse
	Capital	Operating	Operating
	Leases	Leases	Leases

2004	$31.2	$141.1	$39.9
2005	20.4	152.7	41.5
2006	17.4	146.4	40.0
2007	16.7	135.7	38.8
2008	14.8	138.6	39.0
Years thereafter	74.4	1,091.9	440.9

	174.9	$1,806.4	$640.1

Less: amounts representing interest	(52.5)

Present value of future minimum capital Lease payments	$122.4

      The payments for these leases and certain operating leases do not include the costs of licenses, taxes, insurance, and maintenance that GFC is required to pay. Interest expense on the above capital leases was $12.0 million in 2003, $14.1 million in 2002, and $15.0 million in 2001.

      The amounts shown for nonrecourse operating leases primarily reflect rental payments of three bankruptcy remote, special-purpose corporations that are wholly-owned by GFC. These rentals are consolidated for accounting purposes, but do not represent legal obligations of GFC.

Note 5.     Loans

      Loans are recorded at the principal amount outstanding plus accrued interest. The loan portfolio is reviewed regularly, and a loan is classified as impaired when it is probable that GFC will be unable to collect all amounts due under the loan agreement. Since most loans are collateralized, impairment is generally measured as the amount by which the recorded investment in the loan exceeds expected payments plus the fair value of the collateral, and any adjustment is considered in determining the provision for possible losses. Generally, interest income is not recognized on impaired loans until the outstanding principal is recovered. In 2003, GFC recognized $3.6 million in interest income from loans classified as impaired.

      The types of loans in GFC’s portfolio are as follows (in millions):

	December 31

	2003	2002

Equipment	$97.2	$188.9
Venture	86.3	238.2

Total investments	$183.5	$427.1

Impaired loans (included in total)	$28.9	$48.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has recorded allowances for possible losses of $14.7 million and $21.5 million on impaired loans at December 31, 2003 and 2002, respectively. The average balance of impaired loans was $38.9 million, $45.9 million and $53.0 million during 2003, 2002 and 2001, respectively.

      At December 31, 2003, scheduled loan principal due by year was as follows (in millions):

Loan
Principal

2004	$65.6
2005	41.5
2006	19.5
2007	15.1
2008	26.2
Years thereafter	15.6

$183.5

Note 6.     Allowance for Possible Losses

      The purpose of the allowance is to provide an estimate of credit losses with respect to reservable assets inherent in the investment portfolio. Reservable assets include gross receivables, loans and finance leases. GFC’s estimate of the amount of loss incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GFC participates, in addition to specific losses for known troubled accounts. GFC charges off amounts that management considers unrecoverable from obligors or through the disposition of collateral. GFC assesses the recoverability of investments by considering factors such as a customer’s payment history and financial position.

      The following summarizes changes in the allowance for possible losses (in millions):

	Year Ended December 31

	2003	2002	2001

Balance at the beginning of the year	$61.7	$76.3	$86.6
Provision for possible losses	4.7	7.8	83.8
Charges to allowance	(26.7)	(29.6)	(94.9)
Recoveries and other	.9	7.2	.8

Balance at end of the year	$40.6	$61.7	$76.3

      The charges to the allowance in 2003 were primarily due to write-offs related to Air and Specialty investments. The charges to the allowance in 2002 were primarily due to write-offs related to Specialty investments. 2001 charges to the allowance primarily related to write-offs at Specialty, including telecom and steel investments. Other activity in 2003 included a $7.3 million reduction in the allowance related to the sales of Specialty’s U.K. and Canadian venture-related loan portfolios completed in December 2003.

      There were no material changes in estimation methods or assumptions for the allowances during 2003. GFC believes that the allowance is adequate to cover losses inherent in the portfolio as of December 31, 2003. Because the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.

Note 7.     Investments in Affiliated Companies

      Investments in affiliated companies represent investments in, and loans to and from, domestic and foreign companies and joint ventures that are in businesses similar to those of GFC, such as commercial aircraft

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

leasing, rail equipment leasing, technology equipment leasing and other business activities, including ventures that provide asset residual value guarantees in both domestic and foreign markets.

      The investments in affiliated companies are initially recorded at cost, including goodwill at the acquisition date, and are subsequently adjusted for GFC’s share of affiliates’ undistributed earnings (losses). These investments include net loans to affiliated companies of $293.6 million and $297.7 million at December 31, 2003 and 2002, respectively. Share of affiliates’ earnings includes GFC’s share of interest income on these loans, which offsets the proportional share of the affiliated companies’ interest expense on the loans. Share of affiliates’ earnings in 2001 also includes the amortization of goodwill. Distributions reflect both dividends and the return of principal and reduce the carrying amount of the investment. Distributions received from such affiliates were $145.8 million, $144.7 million, and $199.4 million in 2003, 2002 and 2001, respectively.

      The following table shows GFC’s investments in affiliated companies by segment (in millions):

	December 31

	2003	2002

Rail	$140.9	$145.0
Air	484.9	470.5
Specialty	221.8	220.2

	$847.6	$835.7

      The following table shows GFC’s pre-tax share of affiliates’ earnings (loss) by segment (in millions):

	Year Ended December 31

	2003	2002	2001

Rail	$12.5	$13.1	$7.4
Air	31.6	14.8	33.1
Specialty	22.7	18.2	(10.0)

	$66.8	$46.1	$30.5

      For purposes of preparing the following information, GFC made certain adjustments to the information provided by the joint ventures. Pre-tax income was adjusted to reverse interest expense recognized by the joint ventures on loans from GFC. In addition, GFC recorded its loans to the joint ventures as equity contributions, therefore, those loan balances were reclassified from liabilities to equity.

      Operating results for all affiliated companies held at the end of the year, assuming GFC held 100 percent interest, would be (in millions):

	Year Ended December 31

	2003	2002	2001

	(Unaudited)
Revenues	$688.1	$735.4	$760.0
Pre-tax income	117.1	87.5	28.1

      For 2001, pre-tax income as if GFC held a 100 percent interest was less than GFC’s pre-tax share of affiliates’ earnings due to telecom losses recorded at affiliates of Specialty of $131.9 million. GFC’s share of these losses was $35.6 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Summarized balance sheet data for all affiliated companies held at the end of the year, assuming GFC held a 100% interest, would be (in millions):

	December 31

	2003	2002

	(Unaudited)
Total assets	$6,133.3	$5,901.4
Long-term liabilities	3,697.7	3,498.0
Other liabilities	525.3	422.4
Shareholders’ equity	1,910.3	1,980.9

      At December 31, 2003 and 2002, GFC provided $17.3 million and $15.9 million, respectively, in debt guarantees and $125.0 million and $123.2 million, respectively, in residual value guarantees related to affiliated companies.

Note 8.     Goodwill

      Goodwill, net of accumulated amortization, was $87.2 million and $54.9 million as of December 31, 2003 and 2002, respectively. There was no amortization expense recorded in 2003 and 2002. Amortization expense totaled $2.6 million for the year ended December 31, 2001.

      Following reflects the changes in the carrying value of goodwill for the year ended December 31, 2003 (in millions):

	Rail	Specialty	Total

Balance at December 31, 2001	$41.9	$13.8	$55.7
Goodwill acquired	8.2	.6	8.8
Purchase accounting adjustment	10.5	—	10.5
Reclassification from investments in affiliated companies	29.2	—	29.2
Impairment charges	(34.9)	(14.4)	(49.3)

Balance at December 31, 2002	$54.9	—	$54.9
Purchase accounting adjustment	16.4	—	16.4
Foreign currency translation adjustment	15.9	—	15.9

Balance at December 31, 2003	$87.2	$—	$87.2

      Rail — In 2002, GFC acquired the remaining interest in KVG. As a result of this transaction, GFC recorded $8.2 million of goodwill. Additionally, the net book value of the goodwill that related to GFC’s previous acquisitions of interest in KVG was $29.2 million. GFC reclassified the $29.2 million goodwill balance related to the previous investments on the Company’s balance sheet from investment in affiliated companies to goodwill as of December 31, 2002.

      In 2002, the purchase accounting adjustment of $10.5 million was related to the finalization of the allocation of the 2001 purchase price of DEC among the amounts assigned to assets and liabilities. GFC relied on the conclusions of an independent appraisal for purposes of assigning value to DEC’s tangible and intangible assets (excluding goodwill). In addition, GFC finalized its plans to integrate and restructure certain functions of DEC’s operations, and in accordance with EITF 95-3 recognized the associated costs of the plan as a liability assumed in a purchase business combination and included the amount in the allocation of acquisition cost.

      In accordance with SFAS 142, the Company completed its review of the goodwill recorded from the DEC acquisition by the third quarter of 2002. Based on that review, the Company determined that all of the goodwill related to DEC was in excess of its fair market value. As a result, the Company recorded a one-time,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

non-cash impairment charge of $34.9 million in 2002. Such a charge is non-operational in nature and recognized as a cumulative effect of accounting change in the 2002 consolidated statement of income. The impairment charge was due primarily to lessened expectations of projected cash flows based on the then current market conditions and a lower long-term growth rate projected for DEC.

      In 2003, the purchase accounting adjustment of $16.4 million was attributable to the finalization of the allocation of the 2002 purchase price of KVG among the amounts assigned to assets and liabilities. GFC relied on the conclusions of an independent appraisal for purposes of assigning value to KVG’s tangible and intangible assets (excluding goodwill). The adjustment reflects a lower allocation of purchase price to fixed assets as remaining lives were lower than preliminary estimates.

      In 2003, the carrying amount of goodwill at Rail increased $15.9 million as a result of a foreign currency translation adjustment due to the strengthening of the Canadian dollar and the Euro.

      Specialty — GFC recorded a $14.4 million impairment charge in 2002 for the write-down of goodwill associated with the Company’s plan to exit the former venture finance business.

      The following is the pro forma effect of the adoption of SFAS 142 (in millions, except per share data):

	Year Ended December 31

	2003	2002	2001

Net Income, as reported	$111.7	$36.3	$220.0
Adjusted for:
Goodwill amortization, net of tax	—	—	3.5
Amortization of equity method goodwill, net of tax	—	—	3.3

Adjusted net income	$111.7	$36.3	$226.8

Note 9.     Investment Securities

      Investments classified as available-for-sale and recorded at fair value in accordance with SFAS No. 115, are included with other investments in the consolidated balance sheet. Unrealized gains representing the difference between carrying amount and estimated current fair value, are recorded in the accumulated other comprehensive loss component of shareholder’s equity, net of related tax effects, and totaled $1.7 million and $1.4 million as of December 31, 2003 and 2002, respectively. The Company did not have any unrealized losses on available-for-sale securities as of December 31, 2003 and 2002. The Company did not have any investments classified as held-to-maturity or trading as of December 31, 2003 or 2002. Information regarding the Company’s available-for-sale securities is provided in the table below (in millions):

	December 31, 2003		December 31, 2002

	Estimated		Estimated
	Fair Value	Unrealized	Fair Value	Unrealized
	Gross	Gains	Gross	Gains

Equity	$2.4	$2.4	$.8	$.3
Debt	24.0	—	—	—

	$26.4	$2.4	$.8	$.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Debt securities at December 31, 2003 mature as follows (in millions):

Total

2004	$—
2005	1.0
2006	8.0
2007	15.0
2008	—

$24.0

      Proceeds and realized gains from sales of available-for-sale securities, generally related to common stock received upon the exercise of warrants received in connection with financing of non-public venture backed companies, totaled $7.3 million in 2003, $3.9 million in 2002 and $35.2 million in 2001.

      Upon the adoption of SFAS No. 133, as amended, warrants are accounted for as derivatives, with prospective changes in fair value recorded in current earnings. Accordingly, upon the conversion of warrants and subsequent sale of stock, any amounts previously recorded in fair value adjustments for derivatives related to the warrants are reclassified to gain on sale of securities in the income statement. Refer to Note 13 to the Company’s financial statements for further information regarding the Company’s warrants.

      During the years ended December 31, 2003, 2002 and 2001, $4.4 million, $2.4 million and $23.5 million, net of tax, respectively, were reclassified from accumulated other comprehensive loss for gains realized and included in net income. The Company used specific identification as the basis to determine the amount reclassified from accumulated other comprehensive loss to earnings.

      In 2001, the Company sold securities classified as held-to-maturity. The debt securities were part of Specialty’s telecom portfolio and initially had maturity dates ranging from 2005 to 2010. Due to the poor performance of the telecom market, the Company concluded that the decline in the value of the telecom-related debt securities was other than temporary in accordance with SFAS No. 115, and the carrying amount of the bonds was written down to fair value, resulting in a loss on asset impairment charge of $47.4 million during 2001. Subsequently, the securities were sold for proceeds of $12.2 million and a gain of $3.5 million was recognized.

Note 10.     Other Assets

      The following table summarizes the components of other assets reported on the consolidated balance sheets (in millions):

	December 31

	2003	2002

Fair value of derivatives	$48.0	$62.3
Deferred financing costs	35.2	39.3
Prepaid items	59.0	63.1
Furniture, fixtures and other equipment, net of accumulated depreciation	13.7	19.3
Inventory	25.6	20.0
Other	.8	30.8

	$182.3	$234.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.     Short-Term Debt and Lines of Credit

      Short-term debt (in millions) and weighted average interest rates as of year end were:

	December 31

	2003	2002

Short-term debt amount	$15.9	$13.7
Short-term debt rate	2.73%	3.50%

      Short-term debt was principally foreign denominated loans.

      GFC has commitments under credit agreements with a group of financial institutions for revolving credit loans totaling $539.3 million. GFC’s revolving credit agreements are for $254.3 million, $145.0 million and $140.0 million expiring in 2004, 2005 and 2006, respectively. At December 31, 2003, availability under all credit facilities was $512.5 million with $26.8 million of letters of credit issued and backed by the most recent facility. The annual commitment fees for the revolving credit agreements are based on a percentage of the commitment and totaled approximately $1.4 million, $1.2 million, and $.7 million for 2003, 2002, and 2001, respectively.

      All revolving credit facilities contain various restrictive covenants, including requirements to maintain a defined net worth and a fixed charge coverage ratio. In addition, the credit facilities contain certain negative pledge provisions, including an asset coverage test. Terms of the $140.0 million credit facility also include a limitation on liens condition for borrowings on this facility.

      As defined in the credit facilities, the net worth of GFC at December 31, 2003 was $1.6 billion, which was in excess of the most restrictive minimum net worth requirement of $1.1 billion. Additionally, the ratio of earnings to fixed charges as defined by the credit facilities was 1.9x for the period ended December 31, 2003, in excess of the most restrictive covenant of 1.3x.

      The indentures for GFC’s public debt also contain restrictive covenants, including limitations on loans, advances, or investments in related parties (including GATX) and dividends it may distribute to GATX. Certain of the indentures also contain limitation on liens provisions that limit the amount of secured indebtedness that GFC may incur, subject to several exceptions, including those permitting an unlimited amount of purchase money indebtedness and non-recourse indebtedness. In addition to the other specified exceptions, GFC would be able to incur liens securing a maximum of $781.4 million of additional indebtedness as of December 31, 2003 based on the most restrictive limitation on liens provision.

      The covenants in the credit facilities and indentures effectively limit the ability of GFC to transfer funds to GATX in the form of loans, advances or dividends. At December 31, 2003, the maximum amount that GFC could transfer to GATX without violating its financial covenants was $674.2 million, implying that $594.0 million of subsidiary net assets were restricted. Restricted assets are defined as the subsidiary’s equity, less intercompany receivables from the parent company, less the amount that could be transferred to the parent company.

      In addition to the credit facilities and indentures, GFC and its subsidiaries are subject to financial covenants related to certain bank financings. GFC does not anticipate any covenant in its credit facilities, bank financings, or indentures will be violated, nor does GFC anticipate that any of these covenants will restrict its operations.

      As December 31, 2003, GFC was in compliance with all covenants and conditions of its credit facilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.     Long-Term Debt

      Long-term debt (in millions) and the range of interest rates as of year end were:

			December 31
		Final
	Interest Rates	Maturity	2003	2002

Variable Rate
Term notes and other obligations	1.15%-4.14%	2004-2015	$1,126.0	$1,059.8
Nonrecourse obligations	1.80%-2.22%	2007-2015	94.6	62.8

			1,220.6	1,122.6
Fixed Rate
Term notes and other obligations	4.05%-8.88%	2004-2023	1,751.6	2,170.1
Nonrecourse obligations	8.3%	2007	4.7	159.9

			1,756.3	2,330.0

			$2,976.9	$3,452.6

      Maturities of GFC’s long-term debt as of December 31, 2003, for the next five years were (in millions):

	Term Notes
	and Other	Nonrecourse	Total

2004	$371.6	$5.8	$377.4
2005	381.5	6.0	387.5
2006	819.4	5.9	825.3
2007	90.4	4.8	95.2
2008	251.4	2.3	253.7

      At December 31, 2003, certain aircraft, railcars, and other equipment with a net carrying value of $1,153.2 million were pledged as collateral for $945.4 million of notes and obligations.

      GFC classifies certain debt as nonrecourse on the consolidated balance sheets. The classification is based on the terms of the debt which provide that in the event of default, the lender may only look to the collateral for repayment. GFC’s nonrecourse debt is collateralized primarily by assigned lease cash flows and a security interest in the underlying leased asset. The counterparties to GFC’s nonrecourse debt arrangements are banks and other lending institutions.

      Nonrecourse debt of $15.0 million and $28.1 million was borrowed by SPE’s which were wholly-owned and consolidated by GFC in 2003 and 2002, respectively. The creditors of the SPE’s have no recourse to the general credit of GFC.

      Interest expense capitalized as part of the cost of construction of major assets was $4.2 million in 2003, $15.8 million in 2002 and $14.4 million in 2001.

Note 13.     Fair Value of Financial Instruments

      GFC may enter into derivative transactions in accordance with its policy for the purposes of reducing earnings volatility and hedging specific financial exposures, including movements in foreign currency exchange rates and changing interest rates on debt securities. These instruments are entered into for hedging purposes only to manage underlying exposures. GFC does not hold or issue derivative financial instruments for purposes other than hedging, except for warrants, which are not designated as accounting hedges under SFAS No. 133, as amended.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value Hedges

      GFC uses interest rate swaps to convert fixed rate debt to floating rate debt and to manage the fixed to floating rate mix of the debt portfolio. The fair value of interest rate swap agreements is determined based on the differences between the contractual rate of interest and the rates currently quoted for agreements of similar terms and maturities. As of December 31, 2003, maturities for interest rate swaps designated as fair value hedges range from 2005-2009.

Cash Flow Hedges

      GFC’s interest expense is affected by changes in interest rates as a result of its use of variable rate debt instruments, including commercial paper and other floating rate debt. GFC uses interest rate swaps and forward starting interest rate swaps to convert floating rate debt to fixed rate debt and to manage the floating to fixed rate ratio of the debt portfolio. The fair value of interest rate swap agreements is determined based on the differences between the contractual rate of interest and the rates currently quoted for agreements of similar terms and maturities. As of December 31, 2003, maturities for interest rate swaps qualifying as cash flow hedges range from 2004-2012.

      GFC enters into currency swaps, currency and interest rate forwards, and Treasury note derivatives as hedges to manage its exposure to interest rate and currency exchange rate risk on existing and anticipated transactions. The fair values of currency swaps, currency and interest rate forwards, and Treasury note derivatives are based on interest rate swap rates, LIBOR futures, currency rates, and current forward foreign exchange rates. As of December 31, 2003, maturities for these hedges range from 2004-2013.

      As of December 31, 2003, GFC expects to reclassify $1.0 million of net losses on derivative instruments from accumulated other comprehensive loss to earnings within the next twelve months related to various hedging transactions.

Other Derivatives

      GFC obtains warrants from non-public, venture backed companies in connection with its financing activities. Upon adoption of SFAS No. 133, as amended, these warrants were accounted for as derivatives. Upon receipt, fair value is generally not ascertainable due to the early stage nature of the investee companies. Accordingly, assigned values are nominal. Prior to an initial public offering (IPO) of these companies, the fair value of pre-IPO warrants is deemed to be zero. Accordingly, no amounts were recognized in earnings for changes in fair value of pre-IPO warrants. The fair value of warrants subsequent to the IPO is based on currently quoted prices of the underlying stock.

Other Financial Instruments

      The fair value of other financial instruments represents the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate the fair value of other financial instruments:

      The carrying amount of cash and cash equivalents, restricted cash, rent receivables, accounts payable, and short-term debt approximates fair value because of the short maturity of those instruments. Also, the carrying amount of variable rate loans approximates fair value.

      The fair value of fixed rate loans was estimated using discounted cash flow analyses, at interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

      The fair value of variable and fixed rate long-term debt was estimated by performing a discounted cash flow calculation using the term and market interest rate for each note based on GFC’s current incremental borrowing rates for similar borrowing arrangements. Portions of variable rate long-term debt have effectively been converted to fixed rate debt by utilizing interest rate swaps (GFC pays fixed rate interest, receives

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

floating rate interest). Portions of fixed rate long-term debt have effectively been converted to floating rate debt by utilizing interest rate swaps (GFC pays floating rate interest, receives fixed rate interest). In such instances, the increase (decrease) in the fair value of the variable or fixed rate long-term debt would be offset in part by the increase (decrease) in the fair value of the interest rate swap.

      The following table sets forth the carrying amounts and fair values of GFC’s financial instruments (in millions):

	December 31

	2003	2003	2002	2002
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets
Loans — fixed	$159.0	$146.8	$404.7	$454.7
Derivative instruments:
Cash flow hedges	14.6	14.6	45.4	45.4
Fair value hedges	41.3	41.3	56.2	56.2

Total derivative instruments	55.9	55.9	101.6	101.6

	$214.9	$202.7	$506.3	$556.3

Liabilities
Long-term debt — fixed	$1,756.3	$1,888.1	$2,330.0	$2,262.5
Long-term debt — variable	1,220.6	1,222.6	1,122.6	1,087.0
Derivative instruments:
Cash flow hedges	36.8	36.8	39.3	39.3

	$3,013.7	$3,147.5	$3,491.9	$3,388.8

      In the event that a counterparty fails to meet the terms of the interest rate swap agreement or a foreign exchange contract, GFC’s exposure is limited to the market value of the swap if in GFC’s favor. GFC manages the credit risk of counterparties by dealing only with institutions that the Company considers financially sound and by avoiding concentrations of risk with a single counterparty. GFC considers the risk of non-performance to be remote.

Note 14.     Income Taxes

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. U.S. income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GFC intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $216.8 million at December 31, 2003.

      In prior years, GATX assumed a portion of GFC’s deferred tax liability in exchange for cash payments received from GFC. GATX contributed an amount equal to the aggregate of cash received to GFC in exchange for shares of preferred stock which are currently outstanding. Subsequently, GFC reacquired a portion of these deferred taxes and at December 31, 2003 the remaining balance assumed by GATX was $78.9 million, which is shown as a deferred tax adjustment in the table below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of GFC’s deferred tax liabilities and assets were (in millions):

	December 31

	2003	2002

Deferred Tax Liabilities
Book/tax basis difference due to depreciation	$307.2	$302.2
Leveraged leases	85.7	105.5
Investments in affiliated companies	135.9	151.1
Lease accounting (other than leveraged)	254.5	139.2
Other	48.0	67.4

Total deferred tax liabilities	831.3	765.4

Deferred Tax Assets
Net operating loss carryforward	21.7	—
Accruals not currently deductible for tax purposes	62.9	35.1
Allowance for possible losses	18.3	32.5
Post-retirement benefits other than pensions	15.5	15.4
Other	19.3	45.3

Total deferred tax assets	137.7	128.3
Deferred tax adjustment	78.9	78.9

Net deferred tax liabilities	$614.7	$558.2

      At December 31, 2003, GATX had a consolidated U.S. federal net operating loss carryforward which expires in 2023 of which approximately $62.0 was attributable to GFC. A valuation allowance for recorded deferred tax assets has not been provided as management expects such benefits to be fully realized.

      The domestic and foreign components of income before income tax provision from continuing operations consisted of (in millions):

	Year Ended December 31

	2003	2002	2001

Domestic	$94.3	$43.2	$(25.3)
Foreign	45.7	43.5	33.4

	$140.0	$86.7	$8.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      GFC and its U.S. subsidiaries are included in the consolidated federal income tax return of GATX. Income taxes for continuing operations consisted of (in millions):

	Year Ended December 31

	2003	2002	2001

Current
Domestic:
Federal	$6.0	$(70.2)	$2.3
State and local	(.6)	.9	(3.7)

	5.4	(69.3)	(1.4)
Foreign	10.2	12.7	11.9

	15.6	(56.6)	10.5
Deferred
Domestic:
Federal	18.5	78.8	(7.8)
State and local	4.3	(1.0)	(.6)

	22.8	77.8	(8.4)
Foreign	5.1	5.2	(7.3)

	27.9	83.0	(15.7)

Income tax provision	$43.5	$26.4	$(5.2)

Income taxes (recovered) paid	$(60.5)	$(25.5)	$365.9

      Taxes (recovered) paid reflect allocations from GATX and include amounts allocable to discontinued operations of $(32.0) million, $(8.4) million and $350.7 million in 2003, 2002 and 2001 respectively. The tax amount recovered in 2003 is net of $28.7 million paid to the Internal Revenue Service (IRS) and allocable to GFC to settle all disputed tax issues related to the audits for the years 1992 to 1997.

      The reasons for the difference between GFC’s effective income tax rate and the federal statutory income tax rate were (in millions):

	Year Ended December 31

	2003	2002	2001

Income taxes at federal statutory rate	$49.0	$30.4	$2.8
Adjust for effect of:
Extraterritorial income exclusion	(1.7)	(5.7)	—
Tax rate decrease on deferred taxes	(1.8)	—	(6.1)
State income taxes	2.4	—	(2.8)
Tax audit recovery	(4.6)	—	—
Foreign income	.1	1.7	.4
Other	.1	—	.5

Income tax provision	$43.5	$26.4	$(5.2)

Effective income tax rate	31.1%	30.4%	(64.4)%

      The extraterritorial income exclusion (ETI) is an exemption from U.S. federal income tax for the lease of U.S. manufactured equipment to foreign lessees. The benefit recorded in 2002 included both the 2001 and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2002 amounts. Congress is currently evaluating the potential repeal of the ETI. Accordingly, the availability of this exemption in future years is uncertain.

      The tax rate decrease on deferred taxes recorded in 2003 and 2001 is the result of changes in foreign income tax rates enacted in those years.

      State income taxes are provided on domestic pre-tax income or loss. The effect of state income tax on the overall income tax rate is impacted by the amount of domestic income subject to state taxes relative to total income from all sources.

      The recovery of tax audit reserve in 2003 is the reversal of prior year tax audit accruals as a result of the favorable resolution and settlement with the IRS of issues in the 1995 to 1997 audit.

      GFC’s U.S. income tax returns have been audited through 1997 and all issues have been settled with the IRS. Audits by the IRS of the years 1998 to 2002 are currently in progress. GFC believes that adequate accruals have been provided for all years.

Note 15.     Pension and Other Post-Retirement Benefits

      GFC contributed to pension plans sponsored by GATX that cover substantially all employees. Benefits payable under the pension plans are based on years of services and/or final average salary. The funding policy for the pension plans is based on an actuarially determined cost method allowable under Internal Revenue Service regulations.

      Contributions to the GATX plans are allocated to GFC on the basis of payroll costs. GFC’s allocated share of the contributions to these plans was $2.1 million and $26.6 million in 2003 and 2002, respectively. There were no contributions made in 2001.

      Costs pertaining to the GATX plans are allocated to GFC on the basis of payroll costs with respect to normal cost and on the basis of actuarial determinations for prior service cost. Ongoing pension (credits) costs for 2003, 2002 and 2001 were $(1.8) million, $(.4) million and $.5 million, respectively. Plan benefit obligations, plan assets, and the components of net periodic costs for individual subsidiaries of GATX, including GFC, have not been determined.

      In addition to ongoing costs, special termination pension benefit expenses of $.2 million and $12.4 million were incurred in 2002 and 2001, respectively, for certain extra benefits paid to terminated or retired employees. $8.7 million of the 2001 expense related to discontinued operations. Offsetting the 2001 expense was a $13.8 million curtailment credit resulting from the elimination of future service costs for covered employee groups, of which $13.2 million related to discontinued operations.

      In addition to the pension plans, GFC’s other post-retirement plans provide health care, life insurance and other benefits for certain retired employees who meet established criteria. Most domestic employees are eligible for health care and life insurance benefits if they retire from GFC with immediate benefits under the GATX pension plan. The plans are either contributory or noncontributory, depending on various factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following tables set forth other post-retirement obligations as of December 31 (in millions):

	2003 Retiree	2002 Retiree
	Health and Life	Health and Life

Change in Benefit Obligation
Benefit obligation at beginning of year	$56.9	$53.2
Service cost	.3	.3
Interest cost	3.8	3.9
Actuarial loss	4.3	7.6
Benefits paid	(8.0)	(8.1)

Benefit obligation at end of year	$57.3	$56.9

Change in Fair Value of Plan Assets
Plan assets at beginning of year	$—	$—
Company contributions	8.0	8.1
Benefits paid	(8.0)	(8.1)

Plan assets at end of year	$—	$—

Funded Status
Funded status of the plan	$(57.3)	$(56.9)
Unrecognized net loss	13.3	9.5

Accrued cost	$(44.0)	$(47.4)

Amount Recognized
Prepaid benefit cost	$—	$—
Accrued benefit liability	(44.0)	(47.4)

Total recognized	$(44.0)	$(47.4)

      The components of other post-retirement benefit costs are as follows (in millions):

	2003 Retiree	2002 Retiree	2001 Retiree
	Health and Life	Health and Life	Health and Life

Service cost	$.3	$.3	$.3
Interest cost	3.8	3.9	3.5
Amortization of:
Unrecognized net loss (gain)	.5	.1	(.8)

Ongoing net costs	4.6	4.3	3.0
Recognized gain due to curtailment	—	—	(1.1)
Recognized special termination benefit expense	—	—	.2

Net costs	$4.6	$4.3	$2.1

      A special termination benefit expense of $.2 million was incurred in 2001 for certain extra benefits paid to terminated or retired employees. Offsetting this expense was a $1.1 million curtailment credit resulting from the elimination of future service costs for covered employee groups.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Assumptions as of December 31:

	2003	2002

Post-retirement benefit plans:
Discount rate	6.25%	7.00%
Rate of compensation increases	5.00%	5.00%

      The health care cost trend rate has a significant effect on the other post-retirement benefit cost and obligation. The assumed health care cost trend rate for 2003 was 11.0% for participants over the age of 65 and 9.0% for participants under the age of 65. The assumed health care cost trend rate anticipated for 2004 will be 10.0% for participants over the age of 65 and 8.5% for participants under the age of 65. Over a six-year period the trend rates will decline gradually to 6.0% and remain at that level thereafter.

      A one-percentage-point change in the trend rate would have the following effects (in millions):

	One-Percentage-	One-Percentage-
	Point Increase	Point Decrease

Effect on total of service and interest cost	$.2	$(.2)
Effect on postretirement benefit obligation	3.4	(3.1)

      GFC expects to contribute approximately $2.6 million to its pension plans and $8.1 million to its other post-retirement benefit plans in 2004. Allocation from GATX of additional contributions will be dependent on a number of factors including plans asset investment returns and actuarial experience. Subject to the impact of these factors, GFC may make additional material plan contributions.

      In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the ACT) was enacted. The Act expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligible individuals starting in 2006. The Act provides employers currently sponsoring prescription drug programs for Medicare-eligible individuals with a range of options for coordinating with the new government-sponsored program that would potentially reduce plan costs.

      Pursuant to guidance from the FASB under the FASB Staff Position SFAS 106-1, GFC has chosen to defer recognition of the potential effects of the Act in the 2003 financial statements. Therefore, the retiree health obligations and costs reported in this financial statement do not yet reflect any potential impact of the Act. Guidance on the accounting for the government subsidy is pending and, when issued, could require GFC to modify previously reported information.

      GFC intends to review its retiree health care strategy in light of the Act and may amend its retiree health program to coordinate with the new Medicare prescription drug program or to receive the direct subsidy from the government. As a result, GFC anticipates that its retiree health obligations and costs could be reduced once those amendments are adopted and or the government subsidies are considered.

Note 16.     Concentrations, Off Balance Sheet Items and Other Contingencies

Concentrations

Concentration of Revenues

      GFC’s revenues are derived from a wide range of industries and companies. Approximately 24% of total revenues are generated from customers in the chemical industry; for similar services, 17% of revenues are derived from the petroleum industry. Air’s assets of $2.0 billion, including off balance sheet assets of $29.0 million, are approximately 32% of GFC’s total assets and consist primarily of commercial aircraft operated by various domestic and international airlines. At December 31, 2003, the countries with the largest concentrations of Air’s commercial aircraft were Turkey, with approximately $262.9 million or 13% of Air’s total assets, including off balance sheet assets, and Italy with approximately $238.8 million or 12% of Air’s total assets, including off balance sheet assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Concentration of Credit Risk

      Under its lease agreements with lessees, GFC retains legal ownership of the asset except where such assets have been financed by sale-leasebacks. With most loan financings to customers, the loan is collateralized by the equipment. GFC performs credit evaluations prior to approval of a lease or loan contract. Subsequently, the creditworthiness of the customer and the value of the collateral are monitored on an ongoing basis. GFC maintains an allowance for possible losses to provide for potential losses that could arise should customers become unable to discharge their obligations to GFC.

Off Balance Sheet Items

Unconditional Purchase Obligations

      At December 31, 2003, GFC’s unconditional purchase obligations of $667.1 million consisted primarily of railcar commitments and scheduled aircraft acquisitions. GFC had commitments of $401.1 related to the committed railcar purchase program, entered into in 2002. GFC also had commitments of $169.8 million for orders and options for interests in five new aircraft to be delivered in 2004 and 2006. Unconditional purchase obligations also include $73.1 million of other rail related commitments. GFC has an obligation under the terms of the DEC acquisition agreement to cause DEC to make qualified investments of $36.2 million by December 31, 2005. To the extent there are not satisfactory investment opportunities during 2005, DEC may invest in long term securities for purposes of future investment.

Commercial Commitments

      In connection with certain investments or transactions, GFC has entered into various commercial commitments, such as guarantees and standby letters of credit, which could potentially require performance in the event of demands by third parties. Similar to GFC’s balance sheet investments, these guarantees expose GFC to credit and market risk; accordingly, GFC evaluates commitment and other contingent obligations using the same techniques used to evaluate funded transactions.

      The following table shows GFC’s commercial commitments (in millions):

	December 31

	2003	2002

Affiliate debt guarantees — recourse to GFC	$17.3	$15.9
Asset residual value guarantees	579.5	602.9
Loan payment guarantee-
Parent Company Convertible Debt	300.0	175.0
Lease and loan payment guarantees	56.6	60.2
Other loan guarantees	.1	12.7

Total guarantees	953.5	866.7
Standby letters of credit and bonds	1.6	1.6

	$955.1	$868.3

      At December 31, 2003, the maximum potential amount of lease, loan or residual value guarantees under which GFC or its subsidiaries could be required to perform was $953.5 million, which includes $300.0 million related to GFC’s guarantee of the Parent Company’s convertible debt. The related carrying value of the guarantees on the balance sheet, including deferred revenue primarily associated with residual value guarantees entered into prior to the effective date of FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, was a liability of $3.6 million. The expirations of these guarantees range from 2004 to 2017. Any liability resulting from GFC’s performance pursuant to the residual value guarantees will be reduced by the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value realized from the underlying asset or group of assets. Historically, gains associated with the residual value guarantees have exceeded any losses incurred and are recorded in asset remarketing income in the consolidated statements of income. Based on known facts and current market conditions, management does not believe that the asset residual value guarantees will result in any significant adverse financial impact to the Company. Accordingly, the Company has not recorded any accrual for contingent losses with respect to the residual value guarantees as of December 31, 2003. GFC believes these asset residual value guarantees will likely generate future income in the form of fees and residual sharing proceeds.

      Asset residual value guarantees represent GFC’s commitment to third parties that an asset or group of assets will be worth a specified amount at the end of a lease term. Revenue is earned for providing these asset value guarantees in the form of an initial fee (which is amortized into income over the guaranteed period) and by sharing in any proceeds received upon disposition of the assets to the extent such proceeds are in excess of the amount guaranteed (which is recorded when realized).

      Lease and loan payment guarantees generally involve guaranteeing repayment of the financing utilized to acquire assets being leased by an affiliate to customers, and are in lieu of making direct equity investments in the affiliate. GFC is not aware of any event of default which would require it to satisfy these guarantees, and expects the affiliates to generate sufficient cash flow to satisfy their lease and loan obligations.

      GFC and its subsidiaries are also parties to letters of credit and bonds. In GFC’s past experience, virtually no claims have been made against these financial instruments. At December 31, 2003, management does not expect any material losses to result from these off balance sheet instruments because performance is not expected to be required, and, therefore, is of the opinion that the fair value of these instruments is zero.

Other Contingencies

Environmental

      The Company’s operations are subject to extensive federal, state and local environmental regulation. GFC’s operating procedures include practices to protect the environment from the risks inherent in railcar leasing, which frequently involve transporting chemicals and other hazardous materials. Additionally, some of GFC’s land holdings are and have been used for industrial or transportation-related purposes or leased to commercial or industrial companies whose activities may have resulted in discharges onto the property. As a result, GFC is subject to environmental cleanup and enforcement actions. In particular, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), also known as the Superfund law, as well as similar state laws generally impose joint and several liability for cleanup and enforcement costs on current and former owners and operators of a site without regard to fault or the legality of the original conduct. In addition, GFC may be considered a potentially responsible party (PRP) under certain other laws. Accordingly, under CERCLA and other federal and state statutes, GFC may be held jointly and severally liable for all environmental costs associated with a particular site. If there are other PRPs, GFC generally participates in the cleanup of these sites through cost-sharing agreements with terms that vary from site to site. Costs are typically allocated based on relative volumetric contribution of material, the amount of time the site was owned or operated, and/or the portion of the total site owned or operated by each PRP.

      At the time a potential environmental issue is identified, initial reserves for environmental liability are established when such liability is probable and a reasonable estimate of associated costs can be made. Environmental costs are based on the estimated costs associated with the type and level of investigation and/or remediation activities that our internal environmental staff (and where appropriate, independent consultants) have determined to be necessary to comply with applicable laws and regulations and include initial site surveys and environmental studies of potentially contaminated sites as well as costs for remediation and restoration of sites determined to be contaminated. In addition, GFC has provided indemnities for potential environmental liabilities to buyers of divested companies. In these instances, reserves are based on the scope and duration of the respective indemnities together with the extent of known contamination.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimates are periodically reviewed and adjusted as required to reflect additional information about facility or site characteristics or changes in regulatory requirements. GFC conducts an ongoing environmental contingency analysis, which considers a combination of factors including independent consulting reports, site visits, legal reviews, analysis of the likelihood of participation in and the ability of other PRPs to pay for cleanup, and historical trend analyses. GFC does not believe that a liability exists for known environmental risks beyond what has been provided for in the environmental reserve.

      GFC is involved in a number of administrative and judicial proceedings and other mandatory cleanup efforts at approximately three (3) sites at which it is participating in the study or cleanup, or both, of alleged environmental contamination. The Company did not recognize an environmental expense in 2003 or 2002. GFC did recognize an environmental expense of $1.7 million in 2001. GFC paid $1.4 million, $1.0 million and $13.7 million during 2003, 2002 and 2001, respectively, for mandatory and unasserted claims cleanup efforts, including amounts expended under federal and state voluntary cleanup programs. GFC has recorded liabilities for remediation and restoration of all known sites of $26.0 million at December 31, 2003, compared with $27.0 million at December 31, 2002. These amounts are included in other liabilities on GFC’s balance sheet. GFC’s environmental liabilities are not discounted. GFC anticipates that the majority of the accrued costs at December 31, 2003, will be paid over the next five years and no individual site is considered to be material.

      Liabilities recorded for environmental costs represent GFC’s best estimates for remediation and restoration of these sites and include both asserted and unasserted claims. Unasserted claims are not considered to be a material component of the liability.

      The Company did not materially change its methodology for identifying and calculating environmental liabilities in the three years presented. There are currently no known trends, demands, commitments, events or uncertainties that are reasonably likely to occur and materially affect the methodology or assumptions described above.

      Recorded liabilities include GFC’s best estimates of all costs, without reduction for anticipated recoveries from third parties, and include both asserted and unasserted claims. However, GFC’s total cleanup costs at these sites cannot be predicted with certainty due to various factors such as the extent of corrective actions that may be required, evolving environmental laws and regulations, advances in environmental technology, the extent of other parties’ participation in cleanup efforts, developments in ongoing environmental analyses related to sites determined to be contaminated, and developments in environmental surveys and studies of potentially contaminated sites. As a result, future charges to income for environmental liabilities could have a significant effect on results of operations in a particular quarter or fiscal year as individual site studies and remediation and restoration efforts proceed or as new sites arise. However, management believes it is unlikely any identified matters, either individually or in the aggregate, will have a material adverse effect on GFC’s results of operations, financial position or liquidity.

Legal

      GFC and its subsidiaries are parties to a number of legal actions and claims, various governmental proceedings and private civil suits arising in the ordinary course of business, including those related to environmental matters, workers’ compensation claims by GFC employees and other personal injury claims. Some of the legal proceedings include claims for punitive as well as compensatory damages. While the final outcome of these matters cannot be predicted with certainty, considering among other things the meritorious legal defenses available and liabilities that have been recorded, it is the opinion of GFC’s management that none of these items, when finally resolved, will have a material adverse effect on the results of operations or the financial position of GFC.

Note 17.     Advances to Parent

      Interest income on advances to GATX, which is included in gross income on the income statement, was $24.7 million in 2003, $26.2 million in 2002, and $29.7 million in 2001. These advances have no fixed maturity

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

date. Interest income on advances to GATX was based on an interest rate that is adjusted annually in accordance with an estimate of applicable rates.

Note 18.     Accumulated Other Comprehensive Loss

      The change in components for accumulated other comprehensive loss are as follows (in millions):

	Foreign
	Currency		Unrealized
	Translation	Unrealized	Loss on
	Gain	Gain (Loss)	Derivative
	(Loss)	on Securities	Instruments	Total

Balance at December 31, 2000	$(62.4)	$28.0	$—	$(34.4)
Change in component	5.6	(1.6)	(24.9)	(20.9)
Reclassification adjustments into earnings	—	(38.7)	(.5)	(39.2)
Income tax effect	—	15.8	9.6	25.4

Balance at December 31, 2001	(56.8)	3.5	(15.8)	(69.1)
Change in component	(5.3)	.5	(3.6)	(8.4)
Reclassification adjustments into earnings	—	(3.9)	(.2)	(4.1)
Income tax effect	—	1.3	1.4	2.7

Balance at December 31, 2002	(62.1)	1.4	(18.2)	(78.9)
Change in component	78.2	7.7	(38.4)	47.5
Reclassification adjustments into earnings	(2.8)	(7.2)	(.3)	(10.3)
Income tax effect	—	(.2)	14.4	14.2

Balance at December 31, 2003	$13.3	$1.7	$(42.5)	$(27.5)

Note 19.     Supplemental Cash Flow Information

      The following table summarizes the components of portfolio proceeds reported on the consolidated statement of cash flows (in millions):

	Year Ended December 31

	2003	2002	2001

Finance lease rents received, net of earned income and leveraged lease nonrecourse debt service	$176.0	$245.8	$247.1
Loan principal received	288.5	262.3	216.0
Proceeds from asset remarketing	160.3	257.3	314.8
Proceeds from sale of securities	7.3	3.9	38.7
Investment recovery from investments in affiliated companies	127.4	113.5	209.6

	$759.5	$882.8	$1,026.2

      Cash paid for interest and (recovered) paid for taxes were as follows (in millions):

	Year Ended December 31

	2003	2002	2001

Interest	$201.1	$247.3	$295.0
Taxes (recovered) paid	(60.5)	(25.5)	365.9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant items resulting from investing or financing activities of the Company that did not impact cash flows were (in millions):

	Year Ended December 31

	2003	2002	2001

Asset disposition-leveraged lease commitment	$184.9	$—	$—
Liability disposition-leveraged lease commitment	183.4	—	—
Debt acquired	—	56.0	—
Extinguished debt	—	14.0	—
Debt assumed	—	—	255.6

      In 2003, GFC disposed of a leveraged lease commitment on passenger rail equipment. $184.9 million of assets were sold, including $108.4 million of restricted cash and $48.0 million of progress payments. In addition, $183.4 million of liabilities, primarily nonrecourse debt, were assumed by the acquirer.

      In 2002, the Company acquired KVG and assumed $56.0 million of debt. Also during the year, Technology extinguished $14.0 million of nonrecourse debt and recorded gain on extinguishment of debt of $15.8 million, $13.0 million of which was associated with one lease investment.

      In 2001, GFC acquired a portfolio of technology leases from El Camino Resources for $129.8 million, net of the assumption of $255.6 million of nonrecourse debt.

Note 20.     Discontinued Operations

Technology

      On June 30, 2004, GFC sold substantially all of the assets and related nonrecourse debt of GATX Technology Services Corporation and its Canadian affiliate to CIT Technologies Corporation and CIT Financial Limited. As a result, the audited financial statements and footnotes from GFC’s Annual Report on Form 10-K for the year ended December 31, 2003 have been revised to reclassify Technology as discontinued operations for all periods presented.

      GFC expects to receive estimated net proceeds of $247.4 million in 2004 as a result of the sale. The following table summarizes the revenues, income before taxes and operating income of Technology.

	Year Ended December 31

	2003	2002	2001

Gross income	$205.6	$322.7	$411.4
Income before taxes	25.0	7.3	49.2
Operating income, net of tax	15.2	4.7	30.1

      The following table summarizes the components of assets of discontinued operations reported on the consolidated balance sheet (in millions):

	December 31

	2003	2002

Receivables, net of allowance for possible losses	$274.9	$351.3
Operating lease investments, net of accumulated depreciation	250.3	260.4
Investments in affiliated companies	20.6	15.2
Goodwill, net	7.6	7.6
Other	6.7	7.9

	$560.1	$642.4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Liabilities of discontinued operations of $346.3 million and $371.9 million as of December 31, 2003 and 2002, respectively, were comprised of nonrecourse debt. At December 31, 2003, GFC also had $56.3 million of loan payment guarantees related to Technology’s investments in affiliated companies. These arrangements involve guaranteeing repayment of the financing utilized to acquire assets being leased by an affiliate to customers. GFC is not aware of any event of default which would require it to satisfy these guarantees.

Terminals

      In 2002, GFC completed the divestiture of Terminals. Financial data for Terminals has been segregated as discontinued operations for all periods presented.

      The 2001 gain on sale of portion of segment of $173.9 million, net of taxes of $185.6 million primarily reflects the sale of substantially all of GFC’s interest in GATX Terminals Corporation and its subsidiary companies. In the first quarter of 2001, GFC sold the majority of Terminals’ domestic operations. The sale included substantially all of Terminals’ domestic terminaling operations, the Central Florida Pipeline Company and Calnev Pipe Line Company. Also in the first quarter of 2001, GFC sold substantially all of Terminals’ European operations. In the second and third quarters of 2001, GFC sold Terminals’ Asian operations and its U.S. interest in a distillate and blending distribution affiliate.

      In the first quarter of 2002, GFC sold its interest in a bulk-liquid storage facility located in Mexico and recognized a $6.2 million gain, net of taxes of $3.0 million.

      During 2003 and 2002, there was no operating activity at Terminals. In 2001, gross income and net income were $34.7 million and $2.7 million (net of tax of $4.4 million), respectively.

Note 21.     Reduction in Workforce

      During 2002, GFC recorded a pre-tax charge of $16.9 million related to its 2002 reduction in workforce. This action was part of GATX’s announced intention to exit the venture finance business and curtail investment at specialty finance. The charge also included costs incurred as part of headcount reductions related to an integration plan implemented to rationalize the workforce and operations at DEC. The total charge included involuntary employee separation and benefit costs of $14.7 million for 170 employees company-wide, as well as occupancy costs of $2.2 million. The employee groups terminated included professional and administrative staff. As of December 31, 2003, 162 of the terminations were completed. The remainder of the originally anticipated employee terminations are expected to be completed by the end of 2004.

      The following is the reserve activity for the year ended December 31, 2003 (in millions):

Reserve balance at 12/31/02	$16.6
Benefits paid	(10.9)
Occupancy costs paid	(3.2)
Other adjustments	.1

Reserve balance at 12/31/03	$2.6

      During 2001, GFC recorded a pre-tax charge of $10.7 million related to its 2001 reduction in workforce. This reduction was part of GFC’s initiative to reduce selling, general and administrative costs in response to current economic conditions and the divestiture of Terminals’ operations. This charge included involuntary employee separation costs of $5.0 million for 125 employees company-wide, as well as legal fees of $.1 million, occupancy costs of $5.1 million and other costs of $.5 million. The employee groups terminated included professional and administrative staff, including corporate personnel. As of December 31, 2002, all of the employee terminations were completed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is the reserve activity for the year ended December 31, 2003 (in millions):

Reserve balance at 12/31/02	$3.1
Benefits paid	—
Occupancy costs paid	(.3)
Other adjustments	(2.2)

Reserve balance at 12/31/03	$.6

      The $2.2 million adjustment represents a transfer of a portion of the liability to the Parent Company.

      Management expects the Company’s reserve balance at December 31, 2003 related to the reductions in workforce to be adequate. Remaining cash payments of $3.2 million will be funded from ongoing operations and are not expected to have a material impact on GFC’s liquidity.

Note 22.     Foreign Operations

      GFC has a number of investments in subsidiaries and affiliated companies that are located in or derive revenues from foreign countries. GFC’s foreign identifiable assets include investments in affiliated companies as well as fully consolidated railcar operations in Canada, Mexico, Poland, Austria and Germany, and foreign leases, loans and other investments. Foreign entities contribute significantly to GFC’s share of affiliates’ earnings. Revenues and identifiable assets are determined to be foreign or U.S. based depending upon the location of the customer; classification of affiliates’ earnings as foreign or domestic is made depending upon the office location of the affiliate. The Company did not derive revenues in excess of 10% of consolidated revenues from any one foreign country for any of the three years ended December 31, 2003. In addition, no foreign country represents more than 10% to GFC’s identifiable assets for continuing operations.

      The table below is a summary GFC’s operations including subsidiaries and affiliated companies (in millions):

	Year Ended or at December 31

	2003	2002	2001

Revenues
Foreign	$278.5	$300.1	$266.3
United States	786.9	706.3	848.4

	$1,065.4	$1,006.4	$1,114.7

Share of Affiliates’ Earnings
Foreign	$41.3	$29.6	$48.0
United States	25.5	16.5	(17.5)

	$66.8	$46.1	$30.5

Identifiable Balance Sheet Assets for Continuing Operations
Foreign	$2,562.3	$2,298.8	$1,686.7
United States	3,147.7	3,722.5	3,916.0

	$5,710.0	$6,021.3	$5,602.7

      Foreign cash flows generated are used to meet local operating needs and for reinvestment. For foreign functional currency entities, the translation of the financial statements into U.S. dollars results in an unrealized foreign currency translation adjustment, a component of accumulated other comprehensive loss.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 23.     Financial Data of Business Segments

      The financial data presented below conforms to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and depicts the profitability, financial position and capital expenditures of each of GFC’s continuing business segments. Segment profitability is presented to reflect operating results inclusive of allocated support expenses from the parent company and estimated applicable interest costs. Discontinued operations and the cumulative effect of accounting change are not included in the financial data presented below.

      At the end of 2003, GFC completed a reorganization which resulted in changes in management structure and reporting. As a result, GFC now provides its services and products primarily through three operating segments: Rail, Air and Specialty. Through these businesses, GFC combines asset knowledge and services, structuring expertise, partnering and capital to serve customers and partners worldwide. Previously, GFC reported its operating segments as GATX Rail and Financial Services, which included the results of its business units, air, specialty finance (including American Steamship Company (ASC)), and venture finance. All reported amounts have been restated to conform to the revised segment presentation.

      Rail is principally engaged in leasing rail equipment, including tank cars, freight cars and locomotives. Rail provides both full service leases and net leases. Under a net lease, the lessee is responsible for maintenance, insurance and taxes. Under a full service lease, Rail maintains and services the railcars, pays ad valorem taxes, and provides other ancillary services.

      Air is primarily engaged in leasing newer, narrow-body aircraft widely used by commercial airlines throughout the world. Air typically provides net leases under which the lessee is responsible for maintenance, insurance and taxes.

      Specialty is comprised of the former specialty finance and venture finance business units, which are now managed as one operating segment. At the end of 2002, GFC announced its intention to curtail investment in specialty finance and to sell or otherwise run-off venture finance. Specialty’s portfolio consists primarily of leases and loans, frequently including interests in an asset’s residual value, and joint venture investments involving a variety of underlying asset types, including marine, aircraft and other diversified investments. The venture-related portfolio consists primarily of loans, warrants and investments in venture capital funds.

      Other is comprised of corporate results, including selling, general and administrative expense (SG&A) and interest expense not allocated to segments, and the results of ASC, a Great Lakes shipping company.

      Management, including the CEO, evaluates the performance of each segment based on several measures, including net income. These results are used to assess performance and determine resource allocation among the segments.

      Along with the change to reporting segments, GFC revised its methodology for allocating corporate SG&A expenses to the segments. Corporate SG&A expenses relate to administration and support functions performed at the corporate office. Such expenses include information technology, human resources, legal, financial support and executive costs. Under the revised allocation methodology, directly attributable expenses are generally allocated to the segments. Indirect, shared corporate SG&A costs are retained in Other. Amounts allocated to the segments are approximated based on management’s best estimate and judgment of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

direct support services. Rail’s reported segment net income for 2002 and 2001 has been restated to incorporate the revised methodology for SG&A allocations as follows:

	Year Ended
	December 31

	2002	2001

Rail income before cumulative effect of accounting change as previously reported	$50.6	$44.1
After tax effect of reduced SG&A due to change in allocation methodology	9.5	13.2

Rail income before cumulative effect of accounting change	$60.1	$57.3

      As noted above, results of Air and Specialty were included as part of the Financial Services segment in prior years. Accordingly, the presentation of segment results incorporates the revised SG&A allocation methodology.

      Debt balances and interest expense were allocated based upon a fixed leverage ratio for each individual operating segment across all reporting periods, expressed as a ratio of debt to equity. Rail’s leverage ratio was set at 5:1, Air’s leverage ratio was set at 4:1 and Specialty’s leverage ratio was set at 4:1. Any GFC debt and related interest expense that remained after this allocation methodology was assigned to Other in each period. Management believes this leverage and interest expense allocation methodology gives an accurate indication of each operating segment’s risk-adjusted financial return.

      The following tables present certain segment data for the years ended December 31, 2003, 2002 and 2001 (in millions):

	Rail	Air	Specialty	Other	Total

2003 Profitability
Revenues	$689.8	$110.2	$139.6	$125.8	$1,065.4
Gain on extinguishment of debt	—	—	1.8	(.4)	1.4
Share of affiliates’ earnings	12.5	31.6	22.7	—	66.8

Total gross income	702.3	141.8	164.1	125.4	1,133.6
Depreciation	113.7	55.1	10.3	5.6	184.7
Interest, net	59.6	41.2	43.5	9.5	153.8
Operating lease expense	183.2	3.9	4.4	.1	191.6
Income (loss) from continuing operations before taxes	80.0	3.0	62.2	(5.2)	140.0
Income from continuing operations	54.2	2.1	38.1	2.1	96.5

Selected Balance Sheet Data
Investments in affiliated companies	140.9	484.9	221.8	—	847.6
Identifiable assets	2,308.8	1,977.0	707.6	716.6	5,710.0

Cash Flow
Portfolio investments and capital additions	249.6	227.9	130.9	20.2	628.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Rail	Air	Specialty	Other	Total

2002 Profitability
Revenues	$659.1	$89.0	$153.0	$105.3	$1,006.4
Gain on extinguishment of debt	—	—	—	2.2	2.2
Share of affiliates’ earnings	13.1	14.8	18.2	—	46.1

Total gross income	672.2	103.8	171.2	107.5	1,054.7
Depreciation	102.3	37.1	14.6	6.5	160.5
Interest, net	53.8	35.1	53.9	25.5	168.3
Operating lease expense	177.6	3.5	4.4	.3	185.8
Income (loss) from continuing operations before taxes	93.4	7.6	7.5	(21.8)	86.7
Income (loss) from continuing operations	60.1	8.1	4.9	(12.8)	60.3

Selected Balance Sheet Data
Investments in affiliated companies	145.0	470.5	220.2	—	835.7
Identifiable assets	2,289.9	1,885.6	1,088.0	757.8	6,021.3

Cash Flow
Portfolio investments and capital additions	117.5	571.5	327.3	1.7	1,018.0

	Rail	Air	Specialty	Other	Total

2001 Profitability
Revenues	$674.1	$87.1	$244.5	$109.0	$1,114.7
Share of affiliates’ earnings (loss)	7.4	33.1	(10.0)	—	30.5

Total gross income	681.5	120.2	234.5	109.0	1,145.2
Depreciation and amortization	106.4	20.4	22.9	6.6	156.3
Interest, net	67.1	32.9	78.7	15.3	194.0
Operating lease expense	163.8	12.9	6.5	1.0	184.2
Income (loss) from continuing operations before taxes	83.7	28.1	(69.8)	(33.9)	8.1
Income (loss) from continuing operations	57.3	16.8	(41.3)	(19.5)	13.3

Selected Balance Sheet Data
Investments in affiliated companies	200.6	483.4	214.7	—	898.7
Identifiable assets	2,280.9	1,335.6	1,288.5	697.7	5,602.7

Cash Flow
Portfolio investments and capital additions	370.1	574.2	407.2	8.2	1,359.7

Note 24.     Subsequent Events (Unaudited)

      GFC, formerly known as GATX Capital Corporation (GCC), was a party to litigation arising from the issuance by the Federal Administration of Airworthiness Directive 96-01-03 in 1996, the effect of which significantly reduced the amount of freight that ten 747 aircraft were authorized to carry. GATX/ Airlog, a California partnership in which a subsidiary of GCC was a partner, through a series of contractors, modified these aircraft from passenger to freighter configuration between 1988 and 1994. GCC previously reached settlements covering these aircraft.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In July 2004, GFC reached a settlement agreement with its insurers under which GFC is expected to receive $45.0 million. This amount will be recognized as income in the second half of 2004, in addition to $3.2 million of insurance proceeds recognized in the first half of 2004. The 2004 settlements represent partial reimbursement of charges previously paid by GFC. GFC recognized similar insurance recoveries of $16.5 million in 2003. These amounts were classified as other revenue on the income statement. The Company does not expect to recognize further significant recoveries related to this litigation.